Prospectus Supplement No. 12 (to prospectus dated March 22, 2022)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-261363

Up to 22,223,858 Shares of Common Stock

Up to 6,317,057 Shares of Common Stock Issuable Upon

Exercise of the Warrants

Up to 2,533,333 Private Warrants

This prospectus supplement no. 12 is being filed to update and supplement the prospectus dated March 22, 2022 (the “Prospectus”) related to (1) the issuance by us of up to 6,317,057 shares of our common stock, par value $0.0001 per share (“Common Stock”) that may be issued upon exercise of warrants to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, including the public warrants and the Private Warrants (as defined in the Prospectus); and (2) the offer and sale, from time to time, by the Selling Securityholders (as defined in the Prospectus) identified in the Prospectus, or their permitted transferees, of (a) up to 22,223,858 shares of Common Stock and (b) up to 2,533,333 Private Warrants, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 7, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. Any document, exhibit or information contained in the Current Report that has been deemed furnished and not filed in accordance with Securities and Exchange Commission rules shall not be included in this prospectus supplement. This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and any prior amendments or supplements thereto and if there is any inconsistency between the information therein and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is listed on the Capital Market of the Nasdaq Stock Market LLC (“Nasdaq”), under the symbol “DCGO”. On November 9, 2022, the closing price of our Common Stock was $7.34.

Investing in our securities involves a high degree of risks. See the section entitled “Risk Factors” beginning on page 17 of the Prospectus and any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 10, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2022

DOCGO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39618	85-2515483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 West 35th Street, Floor 6, New York, New York (Address of principal executive offices)	10001 (Zip Code)

(844) 443-6246

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	DCGO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

 On November 7, 2022, DocGo Inc. (the “Company”) issued a press release that announced earnings results for the quarter ended September 30, 2022. The press release also announces the decision of Stan Vashovsky, the Company’s Chief Executive Officer and Chairman, to retire from the Company, effective as of December 31, 2022, as discussed in Item 5.02 below. This press release is furnished as Exhibit 99.1 to this report.

The information in Item 2.02 of this report and the exhibit attached hereto is being furnished and shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to such filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2022, Stan Vashovsky notified the Board of Directors of the Company (the “Board”) that he intends to retire from the Company and step down as the Company’s Chief Executive Officer, director and Chairman of the Board, effective as of December 31, 2022 (the “Effective Time”). In connection with Mr. Vashovsky’s retirement, the Board appointed Anthony Capone, the Company’s current President, to succeed Mr. Vashovsky as the Chief Executive Officer of the Company, effective upon the Effective Time. Mr. Capone will no longer serve as the Company’s President as of such time. Mr. Vashovsky will continue to consult with the Company through 2023 pursuant to a transition agreement expected to be entered between Mr. Vashovsky and the Company, the terms of which agreement shall be disclosed following such time.

Mr. Capone, age 35, has served as the Company’s President since November 2021. Mr. Capone previously held various positions at Ambulnz, Inc. between 2017 and 2021, including those of President, Chief Technology Officer and Chief Product Officer. Prior to Ambulnz, Mr. Capone served as the Chief Executive Officer, Chief Technology Officer and Head of Sales at Fundbase, an investment platform, from 2015 to 2017. From 2011 to 2013, Mr. Capone served as the lead software engineer at Constant Contact, Inc., an online marketing company. Mr. Capone earned his undergraduate degree from the State University of New York College at Potsdam and his M.S. in Computer Science from Clarkson University.

There are no transactions involving Mr. Capone and the Company that require disclosure under Item 404(a) of Regulation S-K. In addition, there are no arrangements or understandings between Mr. Capone and any other person pursuant to which he was selected to serve as an officer of the Company.

In addition, the Board also appointed Ira Smedra, an independent Class I director of the Board, to succeed Mr. Vashovsky as Chairman of the Board, effective upon the Effective Time.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release of DocGo Inc. dated November 7, 2022
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCGO INC.

By:	/s/ Andre Oberholzer
	Name:	Andre Oberholzer
	Title:	Chief Financial Officer

Date: November 7, 2022

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